                                                                     Exhibit (b)

                 [LETTER HEAD OF BANC ONE CAPITAL MARKETS]




Banc One
Capital Markets, Inc.

July 6, 2001


Broder Bros., Co.
45555 Port St.
Plymouth, MI 48170

                    Re: Commitment Letter

Gentlemen/Ladies:

     Broder Bros., Co. (the "Borrower") has requested credit facilities (the "Facilities") in the aggregate principal amount of $127,500,000 (the "Aggregate Commitment", an increase from the existing $105,000,000 credit facilities), with the possibility of increasing such amount to up to $165,000,000 under the terms described in the Term Sheet referred to below, all on the terms in the summary term sheet (the "Term Sheet") and subject to the conditions set forth herein. The Facilities will be used by the Borrower to refinance, through an amended credit agreement, the existing bank credit facility of the Borrower, to consummate the proposed acquisition (the "Acquisition") of a company code named Flipper (the "Target") and for working capital and general corporate purposes, including acquisitions.

     Bank One, Michigan is pleased to offer to act as administrative agent (the "Agent") under the Facilities and to provide you with a financing commitment in the amount of $25,000,000 as part of the Facilities (the "Bank One Commitment"), and Banc One Capital Markets, Inc. ("BOCM") is pleased to offer to act as sole book runner and lead arranger (the "Arranger") with respect to the Facilities, in each case on the terms and subject to the conditions set forth. As of July 3, 2001, the Arranger has received commitment letters for the Facilities from a group of lenders (collectively, including the Agent in its capacity as a lender, the "Lenders") in an aggregate amount of $127,500,000 (including the Bank One Commitment) on the terms set forth on the Term Sheet and subject to the conditions set forth herein, which completes the Aggregate Commitment. Borrower acknowledges that it has reviewed and approved the list of Lenders and the allocation of the commitments among the Lenders. The Agent reserves the right to allocate the Bank One Commitment among its affiliates, and may fund its advances and provide the Bank One Commitment hereunder from any of its affiliates.

     The obligation of the Agent and the other Lenders to make loans under the Facilities is subject to, the following conditions:

1. Tender Offer shall have been consummated in accordance with the terms of the Merger Agreement and any amendments or changes thereto shall be reasonably satisfactory to the Agent and the Arranger and in accordance with all laws and regulations.
2. Opening total debt to EBITDA ratio of not greater than 5.25:1.00 and senior debt to EBITDA of not greater than 4.50:1.00.
3. After giving effect to the acquisition, opening unused availability of at least $5,000,000.


[LOGO OF BANK ONE]

4. Compliance with all applicable requirements of Regulations U, T and X of the board of governors of the Federal Reserve system.

5. Initial funding shall occur no later than the earlier of (a) August 31, 2001 (unless extended by the Lenders) or (b) the date the Acquisition is closed.

6. No default or unmatured default shall exist on the funding date. No material adverse change in the business, financial condition, operations or properties of the Borrower and its subsidiaries taken as a whole or of the Target and its subsidiaries taken as a whole since March 31, 2001.

7. Receipt of a copy of any fairness opinion from the Target's investment banker relating to the terms of the Acquisition.

8. The Agent shall have received standard legal opinions, solvency certificates (from the Borrower), proforma borrowing base certificates and proforma covenant compliance certificates.

9. Liens creating a first priority security interest in all of the collateral, subject to exclusions for assets not material and to be negotiated.

10. Preparation, execution and delivery of a credit agreement amending and restating the existing bank credit agreement of the Borrower (the "Credit Agreement") and other loan documents (collectively, together with the Credit Agreement the "Loan Documents") mutually acceptable to the Borrower, the Agent and the Lenders. The Loan Documents will be substantially similar to the existing loan documents. Receipt of other customary closing documentation and satisfaction of other closing conditions, including legal opinions of the Borrower's counsel.

11. No materially adverse change prior to the simultaneous closing of the Acquisition and the Credit Agreement in primary and secondary loan syndication markets or capital markets generally that has a material adverse effect on the ability of the Agent to syndicate the Facilities.

The Borrower acknowledges that neither the Agent, the Arranger nor any other Lender is responsible for the funding required under any other Lender's commitment.


     Borrower hereby agrees to reimburse the Agent and the Arranger for all reasonable out-of-pocket expenses (including the reasonable fees, time charges and expenses of attorneys for the Agent and the Arranger) incurred in connection with the preparation, negotiation, execution, syndication and enforcement of this Commitment Letter, the Term Sheet, the Fee Letter of even date herewith between Borrower, the Agent and the Arranger (the "Fee Letter"), the Loan Documents and any other documentation contemplated hereby or thereby and for all other reasonable fees and expenses of the Agent and the Arranger, including without limitation travel expenses and other costs incurred in connection with the Agent's and the Arranger's due diligence prior to the date hereof and in connection with any due diligence in connection with any subsequent acquisitions. Borrower hereby further agrees to indemnify and hold harmless the Agent, the Arranger, the Lenders, and their respective officers, employees, agents and directors (each an "indemnified party") against any and all losses, claims, damages, costs, expenses (including the reasonable fees, time charges and expenses of attorneys for the indemnified parties, which attorneys may be employees of the indemnified parties) or liabilities of every kind whatsoever and whenever arising (collectively, the "Indemnified Obligations") to which each of the indemnified parties may become subject at any time in connection in any way with the transactions (including without limitation the Acquisition and all matters related thereto) which are the subject of, or related to, this Commitment Letter, including, without limitation, expenses incurred in connection with investigating or defending against any liability or action (whether or not such indemnified party is a party thereto), except that Borrower shall not be liable for any Indemnified Obligations of any indemnified party to the extent any of the foregoing is found to have arisen solely from such indemnified party's gross negligence or willful misconduct. Neither the Arranger, the Agent nor any other Lender shall be liable under this commitment letter or any Loan Document or in respect of any act, omission or event relating to the transaction contemplated hereby or thereby, on any theory of liability, for any special, indirect, consequential or punitive damages.

     Borrower's obligations under the immediately preceding paragraph shall continue and are and shall remain absolute obligations of Borrower, whether or not Loan Documents are executed or any loan is made by the Lenders or any conditions of lending are met.

     This Commitment Letter, the Fee Letter and the Term Sheet are intended as an outline only and do not purport to summarize all of the terms, conditions, covenants, representations, warranties and other provisions which will be contained in definitive legal documentation for the transaction which is the subject of this Commitment Letter. This Commitment Letter, the Fee Letter, and the Term Sheet are for Borrower's confidential use only and may not be disclosed by Borrower to any person other than the Borrower's and the Target's officers, agents, advisors, attorneys and accountants, in each case, only in connection with the proposed transaction and only to whom it is necessary to disclose the information (and whom, in each case, shall be made aware of and agree to be bound by this promise not to disclose), except where disclosure is required by law or regulation or where the Agent or the Arranger consents to the proposed disclosure, provided that nothing herein shall limit the ability of the Agent or Arranger to disclose the terms and conditions of the proposed financing to any potential lender, assignee or participant after this commitment letter is accepted by Borrower, but only in connection with the transactions contemplated hereby and provided that such parties are given such information on a confidential basis. Officers, directors, employees and agents of each of the Arranger and the Agent shall at all times have the right to share information received from Borrower and its affiliates and their respective officers, directors, advisors, attorneys, accountants, employees and agents.

     Please indicate Borrower's acceptance of the terms herein contained in the space indicated below and return a copy of this Commitment Letter so executed to the Arranger. By its acceptance hereof, Borrower agrees to pay, or cause the Borrower to pay, the Agent and the Arranger the fees described in the Fee Letter pursuant to the terms of the Fee Letter. This letter will expire at 5:00 p.m. (Detroit time) on July 9, 2001 unless on or prior to such time the Arranger shall have received a copy of this letter executed by Borrower. Notwithstanding timely acceptance of this Commitment Letter pursuant to the preceding sentence, this Commitment Letter will automatically terminate unless definitive Loan Documents are executed on or before August 31, 2001 (unless extended by the Lenders). This Commitment Letter, the Fee Letter, and the Term Sheet supersede any and all prior versions hereof or thereof. This Commitment Letter may only be amended by a writing signed by all parties hereto.

     IF THIS COMMITMENT LETTER, THE TERM SHEET, THE FEE LETTER, OR ANY ACT, OMISSION OR EVENT HEREUNDER OR THEREUNDER BECOMES THE SUBJECT OF A DISPUTE, THE BORROWER, THE AGENT AND THE ARRANGER EACH HEREBY WAIVE TRIAL BY JURY. THIS COMMITMENT LETTER SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MICHIGAN.

                                   Sincerely,

                                   BANK ONE, MICHIGAN, individually and as Agent

                                   By: /s/ [ILLEGIBLE]
                                       -----------------------------------------
                                   Title: FIRST VICE PRESIDENT
                                          --------------------------------------

                                   BANC ONE CAPITAL MARKETS, INC.,
                                   as Arranger

                                   By: /s/ [illegible]
                                       -----------------------------------------
                                   Title: DIRECTOR
                                         ---------------------------------------

ACCEPTED AND AGREED TO:

BRODER BROS., CO.

By: /s/ VINCENT J. TYRA
   --------------------------
Title: CEO
      -----------------------
Date: July 6, 2001

Confidential                                                  Broder Bros., Co.
-------------------------------------------------------------------------------
                                BRODER BROS., CO
                               SUMMARY TERM SHEET
                                   July 2001
-------------------------------------------------------------------------------

This Term Sheet is intended as a proposal for discussion purposes and is not a commitment. It is intended as an outline and does not purport to summarize all the terms, conditions, representations, warranties and other provisions that will be contained in definitive legal documentation.


------------------------------------------------------------------------------------------------
BORROWER:                                       Broder Bros., Co. ("Broder" or the "Borrower").

GUARANTORS:                                     All subsidiaries of the Borrower, provided that the
                                                Target (as defined below) will become a guarantor upon
                                                consummation of the Merger (as defined below).

ADMINISTRATIVE AGENT:                           Bank One, Michigan

LEAD ARRANGER AND SOLE                          Banc One Capital Markets, Inc. ("BOCM" or the
BOOK RUNNER:                                    "Arranger").


FACILITIES:
REVOLVING CREDIT:                               Secured Revolving Credit Facility  (the "Revolving
                                                Credit Facility") to include the issuance of Letters of
                                                Credit ("L/C's").

              Amount:                           $127,500,000 Secured Revolving Credit Facility. The
                                                Credit Agreement will provide that the Borrower may, at
                                                its option but with the consent (not to be unreasonably
                                                withheld) of the Agent and subject to customary
                                                conditions, request to increase the Secured Revolving
                                                Credit Facility by up to $30,000,000 without the
                                                consent of the Lenders (provided that one or more
                                                existing Lenders or other financial institutions
                                                selected by the Arranger in consultation with the
                                                Borrower agree to any such increased commitments).

              L/C Sublimit:                     Up to $10,000,000 in Letters of Credit.

              Purpose:                          Working capital and general corporate purposes,
                                                including acquisitions.  The initial borrowings will
                                                refinance the existing bank credit facility (and will
                                                amend the existing bank credit agreement), fund the
                                                acquisition (the "Acquisition") of all of the
                                                outstanding capital stock of Full Line Distributors
                                                (the "Target"), refinance all of Target's existing
                                                indebtedness and pay all of the fees and expenses of
                                                the Acquisition (collectively, the "Acquisition
                                                Costs").  The

--------------------------------------------------------------------------------
Banc One Capital Markets, Inc.              1                  July 2001

Confidential                                                 Broder Bros., Co.
--------------------------------------------------------------------------------

                                                Acquisition will be effected through on all cash tender
                                                offer(the "Tender Offer") by a newly formed acquisition
                                                subsidiary of Broder ("Merger Sub") followed by the
                                                merger of Merger Sub with and into Target, with Target
                                                being the surviving corporation (the "Merger"). The
                                                Revolving Credit Facility will provide that Broder will
                                                be entitled to borrow, upon the terms and conditions
                                                outlined therein, at the time of the consummation of the
                                                Tender Offer (the "Tender Offer Closing Date")
                                                sufficient funds to pay the Acquisition Costs (assuming
                                                consideration (comprised of acquisition of stock and
                                                refinancing of indebtedness) does not exceed $28 million
                                                and fees and expenses related to the Acquisition do not
                                                exceed $2 million) and that Broder will be able to lend
                                                to Target in the form of an intercompany loan (which
                                                loan shall be on terms satisfactory to the Agent)
                                                sufficient funds to refinance its outstanding
                                                indebtedness as of the Tender Offer Closing Date. Any
                                                amounts borrowed on the Tender Offer Closing Date and
                                                not immediately used shall be held in escrow pending
                                                such use.

              Maturities:                       May 3, 2005.

SYNDICATION MANAGEMENT:                         The Arranger will, in consultation with the Borrower,
                                                manage all aspects of the syndication including,
                                                without limitation, the timing of offers to potential
                                                Lenders, the amounts offered to potential Lenders, the
                                                acceptance of commitments, and the compensation
                                                provided.

ALLOCATION/RATABLE SHARE:                       The Arranger shall, in consultation with the Borrower,
                                                allocate the commitments received from the Lenders.
                                                The Agent reserves the right to allocate its commitment
                                                among its affiliates

BORROWING OPTIONS:                              Adjusted LIBOR plus the Applicable Margin.

                                                Bank One's Prime Rate plus the Applicable Margin.

                                                LIBOR loans will be available for interest periods of
                                                one, two, three or six months.  All interest and fees
                                                will be calculated on a 360-day basis, except prime
                                                rate based loans will be calculated on a 365-day basis.

BORROWING OPTIONS (cont.):                      The Bank One "Prime Rate" means the greater of (i) the
                                                prime rate of interest rate announced by Bank One from
                                                time to time changing when and as said rate changes or
                                                (ii) the federal funds rate +  1/2%.

                                                "LIBOR" means the rate at which deposits in U.S.
-----------------------------------------------------------------------------------------------------------
Banc One Capital Markets, Inc.                     2                     July 2001

Confidential                                            Broder Bros., Co.
--------------------------------------------------------------------------------

                                                Dollars are offered by Bank One in the London interbank
                                                market two business days prior to the borrowing date,
                                                adjusted for reserves.

INCREASED COSTS:                                Consistent with existing credit agreement, the
                                                agreement will contain customary provisions regarding
                                                availability, increased costs (including capital cost
                                                increases imposed by regulatory authorities),
                                                illegality and early payment of LIBOR loans prior to
                                                the end of an interest period.

SWINGLINE FACILITY:                             Bank One will provide a $5,000,000 swingline to the
                                                Borrower, cross-defaulted to the Revolving Credit
                                                Facility and with pro rata risk participations from the
                                                syndicate of Lenders.  At all times, sufficient
                                                availability under the Revolving Credit Facility must
                                                be in place to take out outstandings under the
                                                Swingline Facility.  Any borrowings under this Facility
                                                will be at Bank One's Prime Rate plus the Applicable
                                                Margin.  Swing loans will count as usage against the
                                                facility amount and borrowing base, but will not count
                                                as usage for purposes of the commitment fee calculation.

FEES:
          Commitment Fee:                       A commitment fee, at a rate determined by the pricing
                                                matrix below, on the average daily unborrowed portion
                                                of the Revolving Credit Facility payable quarterly in
                                                arrears to the Lenders (including the Agent as a
                                                Lender) ratably from the closing date until termination
                                                of Revolving Credit Facility Commitments

          Fees to Lenders:                      Per separate fee letter.

          Agent and other Fees:                 Such fees payable to the Arranger and Agent as are
                                                specified in the fee letter between the Agent and the
                                                Borrower.

              L/C Fees:
               Fronting Fee:                    A fronting fee of 0.25% of the face amount of each L/C
                                                issued shall be payable to the Agent as L/C issuer,
                                                together with any documentary and processing charges in
                                                accordance with the Agent's standard schedule for such
                                                charges with respect to the issuance, amendment,
                                                cancellation, negotiation or transfer of each L/C and
                                                each drawing made thereunder.

               Letter of Credit Fee:            A letter of credit fee, equal to the per annum
                                                percentage identified as the Applicable Margin for
                                                LIBOR loans, on the face amount of each L/C, payable
                                                quarterly in arrears to the Lenders (including the
                                                Agent as a Lender) ratably.

-----------------------------------------------------------------------------------------------------------
Banc one Capital Markets, Inc.         3                                                 July 2001

Confidential                                                                          Broder Bros., Co
---------------------------------------------------------------------------------------------------------------

                                                   Pricing Matrix
                                                   --------------
                                            (expressed in basis points)
-------------------------------------------------------------------------------------------------------------------
        Leverage Ratio            Applicable Margin for          Applicable Margin For       Commitment Fee
                                LIBOR Loans and Letters of        Prime Rate Loans
                                          Credit
-------------------------------------------------------------------------------------------------------------------
      *****   5.00                          325                          150                         62.5

-------------------------------------------------------------------------------------------------------------------
      *****   4.50                          300                          125                          50

-------------------------------------------------------------------------------------------------------------------
      *****   4.00                          275                          100                          50

-------------------------------------------------------------------------------------------------------------------
      *****   3.50                          250                          75                           50

-------------------------------------------------------------------------------------------------------------------
      *****   3.00                          225                          50                           50

-------------------------------------------------------------------------------------------------------------------
       ****   3.00                          200                          25                          37.5
-------------------------------------------------------------------------------------------------------------------

*     Leverage Ratio to be defined as Total Debt to Adjusted EBITDA

** The Applicable Margin and the Commitment Fees will vary with the Borrower's Leverage Ratio, adjusted 45 days after each fiscal quarter, provided that the Applicable Margin will not be decreased in connection with any adjustment prior to the adjustment for the fiscal quarter ending December 29, 2001.

*** Initial Applicable Margin based on a Leverage Ratio of greater than or equal to 4.50 but less than 5.00

****  Less than

***** Greater than/equal to

After an event of default at the election of the Required Lenders, the interest rate or any letter of credit fee will be equal to the then highest rate (or fee) under the Revolving Credit Facility plus 2% per annum.

DRAWDOWNS:                                      Minimum amounts of $1,000,000 with additional
                                                increments of $250,000 in the case of LIBOR advances
                                                and in minimum amounts of $500,000 with additional
                                                increments of $100,000 in the case of Prime Rate
                                                advances.  Drawdowns are at the Borrower's option with
                                                same-day notice for Prime Rate loans and three business
                                                days for LIBOR Loans.

STANDBY AND COMMERCIAL LETTERS OF CREDIT:       Up to $10,000,000 of the Revolving Credit Facility may
                                                be used to issue  L/C's by the Agent, with pro rata
                                                risk participations from the syndicate of Lenders.
                                                Expiration of L/C's will be a maximum of 12 months from
                                                date of issuance, subject to automatic annual renewals
                                                with annual termination rights of the Agent, but not
                                                later than the expiry of the Revolving Credit Facility.

                                                Any L/C's outstanding will be considered usage for
                                                purposes of the borrowing base and in calculating the
                                                Commitment Fee.

PREPAYMENTS:                                    Prime Rate loans may be prepaid at any time. LIBOR
                                                loans may not be prepaid before the end of an Interest
                                                Period unless break funding costs, if any, are paid.

SECURITY/                                       The Revolving Credit Facility will be initially
BORROWING BASE:                                 collateralized through a first (subject to customary
                                                exceptions) security interest in all of the Borrower's
                                                and

--------------------------------------------------------------------------------
Banc One Capital Markets, Inc.            4                      July 2001

Confidential                                                   Broder Bros., Co.
--------------------------------------------------------------------------------

                                                its subsidiary's (other than Target) assets of any
                                                kind (subject to agreed upon purchase money liens and
                                                other customary exceptions) and a first priority
                                                perfected security interest in all of the shares of
                                                Target purchased in the Tender Offer.  Following the
                                                Merger, the Revolving Credit Facility will be
                                                collateralized through a first (subject to customary
                                                exceptions) security interest in all of the Borrower's
                                                and its Subsidiaries' assets (including Target).  The
                                                Revolving Credit Facility will be governed by a
                                                Borrowing Base of:

                                                .    80% of Eligible Accounts Receivable, plus
                                                .    60% of Eligible Inventory, plus
                                                .    A fixed asset reliance amount initially set at
                                                     $11,875,000 until May 3, 2002 (provided that if
                                                     the sale of a substantial portion of the Target's
                                                     manufacturing business occurs prior to May 3, 2002
                                                     then the fixed asset reliance will reduce to $8,875,000
                                                     upon such sale), $7,625,000 on May 3, 2002 until May 3,
                                                     2003, $4,500,000 on May 3, 2003 until May 3, 2004,
                                                     and $-0- thereafter, in each case minus for each of the
                                                     above amounts, (a) on cash proceeds from the sale of the
                                                     Target's manufacturing business in excess of $8,000,000,
                                                     provided that such amount may not be less than $-0-
                                                     (the foregoing amount defined as the "Fixed Asset
                                                     Reliance")

                                                Eligible accounts receivable will not include accounts
                                                owing more than 60 days after the due date, foreign
                                                accounts in excess of $1,000,000 in aggregate amount
                                                which are not supported by letters of credit, affiliate
                                                accounts and other ineligible accounts consistent with
                                                the existing credit agreement.  Eligible inventory
                                                shall not include work in process and other ineligible
                                                inventory consistent with the existing credit agreement.

REPRESENTATIONS AND WARRANTIES:                 The Borrower will make usual representations and
                                                warranties, including without limitation with respect
                                                to its financial statements, litigation, ERISA and
                                                absence of material adverse change consistent with
                                                existing credit agreement.

COVENANTS:                                      The Credit Agreement will contain customary affirmative
                                                and negative covenants consistent with the existing
                                                credit agreement except as specified by the following:

--------------------------------------------------------------------------------
Banc One Capital Markets, Inc.          5                         July 2001

Confidential                                                   Broder Bros., Co.
--------------------------------------------------------------------------------

                                                1. Fixed Charge Coverage Ratio not less than the following amounts:

                                                Period                                        Ratio
                                                ------                                        -----
                                                Closing date through December 30,             1.0:1.0
                                                2002

                                                For the period from and including             1.05:1.0
                                                December 31, 2002 through and
                                                Including December 30, 2003

                                                For the period from and including             1.1:1.0
                                                December 31, 2003 and as of the
                                                End of each fiscal quarter thereafter

                                                2. Interest Coverage Ratio of not less than the
                                                   following amounts:

                                                Period                                        Ratio
                                                ------                                        -----

                                                Effective Date through December 30,           2.00:1.0
                                                2001

                                                For the period from and including             2.10:1.0
                                                December 31, 2001 through and
                                                Including December 30, 2002

                                                For the period from and including             2.25:1.0
                                                December 31, 2002 through and
                                                Including December 30, 2003

                                                For the period from and including             2.35:1.0
                                                December 31, 2003 through and
                                                Including December 30, 2004

                                                For the period from and including              2.5:1.0
                                                December 31, 2004 and as of the
                                                End of each fiscal quarter thereafter

                                                3.  A Leverage Ratio of not more than the following
                                                    amounts:

                                                Period                                        Ratio
                                                ------                                        -----

                                                Effective Date through June 29,               5.50:1.0
                                                2002

                                                For the period from and including             5.25:1.0
                                                June 30, 2002 through and

--------------------------------------------------------------------------------
Banc One Capital Markets, Inc.             6                      July  2001

Confidential                                                 Broder Bros., Co.
--------------------------------------------------------------------------------

                                                Including June 29, 2003

                                                For the period from and including           5.00:1.0
                                                June 30, 2003 through and
                                                Including June 29, 2004

                                                For the period from and after               4.75:1.0
                                                June 30, 2004

                                                4.  A Senior Leverage Ratio of not more than the
                                                    following amounts:

                                                Period                                      Ratio
                                                ------                                      -----
                                                Effective Date through June 29,             4.75:1.0
                                                2002

                                                For the period from and including           4.50:1.0
                                                June 30, 2002 through and
                                                Including June 29, 2003

                                                For the period from and including           4.25:1.0
                                                June 30, 2003 through and
                                                Including June 29, 2004

                                                For the period from and after               4.00:1.0
                                                June 30, 2004

                                                5.  Annual capital expenditures not to exceed $6,000,000,
                                                    with a carry forward from the unused amount from the
                                                    previous fiscal year without giving effect to any
                                                    previous carry forward.

                                                6.  Acquisitions subject to the following conditions: (a)
                                                    the aggregate consideration paid for any single
                                                    acquisition or series of related acquisitions (other
                                                    than the Acquisition completed at closing) shall not
                                                    exceed $30,000,000, (b) Borrower shall have unused
                                                    availability of at least $5,000,000 after giving effect
                                                    to the acquisition and the Leverage Ratio and Senior
                                                    Leverage Ratio each must be at least 0.25 below the
                                                    level required under the Credit Agreement, (c) such
                                                    acquisition shall not be hostile and the target of the
                                                    acquisition shall be in the same line of business or in
                                                    a line of business reasonably related thereto and
                                                    located in the United States, Canada, Germany or the
                                                    United Kingdom and (d) the satisfaction of other
                                                    conditions to such acquisition consistent with the
                                                    existing credit agreement.

--------------------------------------------------------------------------------
Banc One Capital Markets, Inc.          7                            July 2001

Confidential                                                   Broder Bros., CO.
--------------------------------------------------------------------------------

                                                7. Other affirmative and negative covenants consistent
                                                   with the existing bank credit agreement, including
                                                   without limitation, restrictions on debt, liens,
                                                   guarantees, mergers, sale of assets (except for the
                                                   sale of the Target's manufacturing business and of the
                                                   Target's St. Louis facility), dividends, transactions
                                                   with affiliates, sale and leaseback transactions,
                                                   negative pledge clauses, investments, loans and
                                                   advances, prepayment of other debt and modification of
                                                   other debt agreements.

REPORTING REQUIREMENTS:                         Customary in credit agreements of this nature,
                                                including, but not limited to the following:
                                                   1.  Annual audited financial statements within 90 days of
                                                       each fiscal year end.
                                                   2.  Monthly financial statements within 45 days of each
                                                       month end.
                                                   3.  Quarterly covenant compliance certificates signed by a corporate officer.
                                                   4.  Monthly borrowing base certificates signed by a
                                                       corporate officer, with supporting detail.
                                                   5.  Annually prepared budget and forecasts.
                                                   6.  Semi-annual collateral field audits at the Borrower's
                                                       expense.
                                                   7.  Weekly summary borrowing base exhibits.

CONDITIONS TO CLOSING:                          The Credit Agreement will contain the conditions to
                                                closing, set forth below:
                                                . Tender Offer shall have been consummated in accordance
                                                  with the terms of the Merger Agreement and any
                                                  amendments or changes thereto shall be reasonably
                                                  satisfactory to the Agent and the Arranger and in
                                                  accordance with all laws and regulations.
                                                . Opening financial covenant level and borrowing base
                                                  availability consistent with terms of this Term Sheet.
                                                . Compliance with all applicable requirements of
                                                  Regulations U, T and X of the board of governors of the
                                                  Federal Reserve system.
                                                . Initial funding shall occur no later than the earlier
                                                  of (a) August 31, 2001 or (b) the date the Acquisition
                                                  is closed.
                                                . No default or unmatured default shall exist on the
                                                  funding date.  No material adverse change in the
                                                  business, financial condition, operations or properties
                                                  of the Borrower and its subsidiaries taken as a whole
                                                  or of the Target since March 31, 2001.
                                                . Receipt of a copy of any fairness opinion from the
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Banc One Capital Markets, Inc.                   8                                 July 2001

Confidential                                            Broder Bros., Co.
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
                                                    Target's investment banker relating to the terms of the
                                                    Acquisition.
                                                .   The Agent shall have received such opinions and
                                                    certificates of value, solvency, financial statements
                                                    and projections and other appropriate factual
                                                    information and advice in form and substance
                                                    satisfactory to the Agent.
                                                .   Liens creating a first priority security interest in
                                                    all of the collateral, subject to exclusions for assets
                                                    not material and to be negotiated

                                                Receipt of other customary closing documentation and
                                                satisfaction of other closing conditions, including,
                                                without limitation, satisfactory loan documents and
                                                legal opinions of the Borrower's counsel.

PARTICIPATIONS/ ASSIGNMENTS                     The Banks may sell assignments with the consent of the
                                                Borrower (such consent not to be unreasonably withheld,
                                                and shall not be required during an event of default or
                                                if such assignment is to an affiliate or another
                                                existing lender) and the Agent or participations in
                                                their notes and/or commitments, subject to certain
                                                restrictions under the facility.

DEFAULTS:                                       The Agreement will contain customary defaults (with
                                                customary cure periods), including, without limitation,
                                                nonpayment of principal and interest, cross default to
                                                other indebtedness of the Borrower or any subsidiary,
                                                and the failure to consummate the Merger within 120
                                                days following the Tender Offer Closing Date.

GOVERNING LAW:                                  State of Michigan

OTHER:                                          Required Lenders means Lenders holding at least 51% of
                                                the commitments or, if the commitments have been
                                                terminated, of the outstanding advances. All reasonable
                                                legal fees and expenses are for the Borrower's account.
                                                This term sheet is intended as an outline only and does
                                                not purport to summarize all the conditions, covenants,
                                                representations, warranties and other provisions which
                                                would be contained in definitive legal documentation
                                                for the financing contemplated hereby.  The commitment
                                                of the Agent and the other Lenders is subject to, among
                                                other conditions, the  negotiation and execution of
                                                definitive Loan Documents in form and substance
                                                satisfactory to the Agent and the other Lenders and
                                                their respective counsel.
DEFINITIONS:
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Banc One Capital Markets, Inc.                       9                               July 2001

Confidential                                                  Broder Bros., Co.
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
     Adjusted EBITDA:                           Shall mean earnings (subject to certain exclusions and
                                                adjustments to be negotiated) before interest expense
                                                and taxes, plus any depreciation and amortization
                                                expense.

     Fixed Charge Coverage Ratio:               Shall mean Adjusted EBITDA plus rentals and leases and
                                                minus all capital expenditures not financed by
                                                permitted debt, divided by cash interest and similar
                                                expense plus all principal payments, management,
                                                consulting and similar fees, leases/rentals, reductions
                                                in the Fixed Asset Reliance, taxes, dividends,
                                                redemptions and other restricted payments.

     Interest Coverage Ratio:                   Shall mean Adjusted EBITDA divided by cash interest and
                                                similar expense.

     Leverage Ratio                             Shall be defined as the Borrower's consolidated ratio
                                                of Total Debt to Adjusted EBITDA calculated for the
                                                trailing four fiscal quarters then ending on a pro
                                                forma basis acceptable to the Agent.

     Senior Leverage Ratio                      Shall be defined as the Borrower's consolidated ratio
                                                of Senior Total Debt to Adjusted EBITDA calculated for
                                                the trailing four fiscal quarters then ending on a pro
                                                forma basis acceptable to the Agent.

     Senior Total Debt:                         Shall mean Total Debt minus all subordinated debt.

     Total Debt:                                Shall mean the sum of debt, guaranteed debt, and
                                                similar obligations, including without limitation
                                                capitalized lease obligations, letters of credit and
                                                off-balance sheet financing.

All definitions will be consistent with existing credit agreement, provided that the exclusions and adjustments to Adjusted EBITDA are to be negotiated and satisfactory to the Borrower, Agent and Required Lenders.
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Banc One Capital Markets, Inc.                 10                 July 2001